Exhibit 99.1

Cryoport Reports Record Third Quarter and Nine Months Revenue for 2021

▪	Third quarter revenue increased 407% year over year, reaching $56.7 million; Nine Months 2021 revenue $166.2 million

▪	Organic Revenue Growth of 38% coupled with continuing strong performance by MVE Biological Solutions and CRYOPDP

▪	Now supporting a record 582 clinical trials and eight commercial therapies in regenerative medicine

NASHVILLE, Tennessee, November 4, 2021 - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three- and nine-month periods ended September 30, 2021.

Jerrell Shelton, CEO of Cryoport, commented, “We delivered an outstanding third quarter and nine months of the year for the Company with strength across the board in all areas of our business. During the third quarter, our total revenue grew to a record $56.7 million driven by 38% organic growth year-over-year from Cryoport Systems and CRYOGENE and continuing strong revenue performance by MVE Biological Solutions and CRYOPDP. Our robust performance was driven by superlative execution by our global teams across all our business units. Our markets are strong and growing. Demand for MVE Biological Solutions’ products remained at record highs, Cryoport Systems added 38 new customers during the quarter, and we successfully expanded the footprints for both CRYOPDP and CRYOGENE.

“Our Biopharma/Pharma revenue increased 371% year over year in the third quarter of 2021 or 41%, organically. But the story does not end there, we now support a record 582 clinical trials, compared with 561 at the end of the second quarter of 2021 and 517 at the end of the third quarter of 2020. We also support eight commercial therapies in regenerative medicine, including Novartis’ KYMRIAH®, Gilead/Kite’s YESCARTA® and TECARTUS®, bluebird bio’s ZYNTEGLO™ and SKYSONA™, Bristol Myers Squibb’s BREYANZI® and ABECMA® and Orchard Therapeutics’ LIBMELDY™. Additionally, four of the approved therapies received extended or supplemental approvals in the third quarter.

“Our revenue by market for the three- and nine-months ended September 30, 2021, as compared to the same periods in 2020 was as follows:

Cryoport, Inc. and Subsidiaries
Total revenues by market
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2021	2020	% Change	2021	2020	% Change
Biopharma/Pharma	$46,001	$9,760	371%	$133,878	$27,120	394%
Animal Health	8,261	223	3598%	25,655	664	3762%
Reproductive Medicine	2,431	1,189	105%	6,635	2,551	160%
Total revenues	$56,693	$11,172	407%	$166,168	$30,335	448%

“Our solutions are experiencing accelerating global demand as a record number of cell and gene therapies are slated for commercialization in the coming months and years.”

Mr. Shelton concluded, “We continue to set the pace and the standard for supply chain solutions for the regenerative medicine industry which continues to be in its very early stages of development. To support our continued global growth, we have expanded into 33 facilities in 16 countries and have initiated further expansion within the fast-growing Asia-Pacific (APAC) and EMEA (Europe, Middle East, and Africa) regions. We believe our strong momentum will continue to build through the remainder of the year and beyond as we realize the large commercial revenue potential of our vast pipeline of clinical trials supported. Our performance is a testament to the power of our strategy and our team's commitment to Cryoport and its mission, and, with that, we expect significant worldwide opportunities ahead to continue building sustainable, long-term value for shareholders."

Biopharma/Pharma

Our total Biopharma/Pharma revenue increased by $36.2 million, or 371%, to $46.0 million for the third quarter of 2021 compared to $9.8 million for the third quarter of 2020, driven by strong revenue contributions from all business units. For the third quarter of 2021, Biopharma/Pharma revenue grew organically by $4.0 million, or 41%, to $13.8 million compared to third quarter in the prior year.

As of the end of the third quarter, we supported a net total of 582 clinical trials, compared with 561 at the end of the second quarter 2021 and 517 in third quarter 2020. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

	September 30,
Clinical Trials	2021	2020	2019
Phase 1	240	207	180
Phase 2	272	244	191
Phase 3	70	66	54
Total	582	517	425

Cryoport Supported Clinical Trials by Region

	September 30,
Clinical Trials	2021	2020	2019
Americas	459	411	360
EMEA	92	83	55
APAC	31	23	10
Total	582	517	425

A total of nine (9) Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in the nine months ended September 30, 2021, based on internal information and forecasts from the Alliance for Regenerative Medicine, of which three (3) were filed during the third quarter of 2021. Looking forward, we anticipate up to another four (4) BLA and MAA submissions for Cryoport-supported products during the remainder of 2021 and, at this time, an additional twenty-one (21) filings in 2022. Additionally, a total of four (4) Cryoport supported therapies received extended or supplemental approvals in the third quarter.

Animal Health

Our revenue from the Animal Health market increased by $8.0 million, or 3,598%, to $8.3 million for the third quarter ended September 30, 2021, as compared to the same period in 2020 and was primarily driven by our acquisition of MVE Biological Solutions, which has a strong and longstanding presence in this market. Third quarter revenue grew organically by 31% over the prior year demonstrating successful execution of our engagement strategy within the animal health space.

Reproductive Medicine

Reproductive Medicine revenue more than doubled to $2.4 million for the third quarter of 2021 compared to $1.2 million for the third quarter of 2020, an increase of $1.2 million, or 105%. We see continuing strong demand for our CryoStork® solution provided by Cryoport Systems driven by fertility clinic networks that are looking for global standardization on our best-in-class solution. MVE Biological Solutions also contributed revenue to our Reproductive Medicine market through its portfolio of cryogenic shipper and freezer solutions. We plan to continue to add agreements with new fertility clinics to our network globally during the remainder of 2021 and beyond to drive increased adoption of our services as well as expand our support efforts within this space to EMEA and APAC.

Financial Highlights

•	Total revenue for the third quarter of 2021 increased to $56.7 million compared to $11.2 million for the third quarter of 2020, a year-over-year increase of 407% or 38% organically.

•	Biopharma/Pharma revenue increased to $46.0 million, a gain of 371% or $36.2 million for the third quarter of 2021 compared to $9.8 million for the third quarter of 2020 and increased 41% organically. Revenue from commercial therapies increased to $3.5 million, a gain of 44% or $1.1 million for the third quarter of 2021.

•	Animal Health revenue increased to $8.3 million, a gain of 3,598% or $8.0 million for the third quarter of 2021 compared to $0.2 million for the third quarter of 2020 and increased 31% organically.

•	Reproductive Medicine revenue increased to $2.4 million, a gain of 105% or $1.2 million for the third quarter of 2021 compared to $1.2 million for the third quarter of 2020 and increased 10% organically.

•	Total revenue for the nine months ended September 30, 2021 increased to $166.2 million compared to $30.3 million for the nine months ended September 30, 2020, a year-over-year gain of 448% or 42% organically.

•	Biopharma/Pharma revenue increased to $133.9 million, a gain of 394% or $106.8 million for the nine months ended September 30, 2021, compared to $27.1 million for the same period in 2020 and increased 41% organically. Revenue from commercial therapies increased to $9.3 million, a gain of 17% or $1.3 million for the nine months ended September 30, 2021.

•	Animal Health revenue increased to $25.7 million, a gain of 3,762% or $25.0 million for the nine months ended September 30, 2021, compared to $0.7 million for the same period in 2020 and increased 27% organically.

•	Reproductive Medicine revenue increased to $6.6 million, a gain of 160% or $4.1 million for the nine months ended September 30, 2021, compared to $2.6 million for the same period in 2020 and increased 58% organically.

•	Gross margin was 41.5% for the third quarter of 2021 compared to 54.2% for the third quarter of 2020. Gross margin was 44.2% for the nine months ended September 30, 2021 compared to 54.2% for the same period in 2020. The nine-month period gross margin was primarily impacted by the margin profiles and related margin contributions of the MVE Biological Solutions and CRYOPDP acquisitions completed October 1, 2020. The third quarter 2021 gross margin was impacted by continued investments in our growth initiatives, as well as increased costs resulting from capacity constraints of suppliers and challenges from transportation networks, primarily impacting the MVE Biological Solutions business.

•	Operating costs and expenses increased by $11.3 million, or 67.3%, to $28.1 million for the third quarter of 2021 compared to $16.8 million for the third quarter of 2020. Operating costs and expenses increased by $46.3 million, or 126.6% to $82.9 million for the nine months ended September 30, 2021 compared to $36.6 million for the same period in 2020. The third quarter and nine months ended September 30, 2021 include $12.7 million and $37.2 million, respectively, in operating costs and expenses related to MVE Biological Solutions and CRYOPDP. The additional operating costs and expenses of $9.1 million for the nine months ended September 30, 2021 is related to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s solutions.

•	Net loss for the three and nine months ended September 30, 2021 was $6.5 million and $15.4 million, compared to a net loss of $11.4 million and $21.2 million for the same periods in 2020, respectively.

Net loss attributable to common stockholders was $8.5 million, or $0.18 per share, for the third quarter of 2021, compared to a net loss attributable to common stockholders of $11.4 million, or $0.29 per share, for the third quarter of 2020. This loss reflects a paid-in-kind dividend of $2.0 million and $6.2 million during the third quarter and nine months ended September 30, 2021, respectively, resulting from the private placement of Series C Preferred Stock with the Blackstone Group, completed in connection with the MVE Biological Solutions acquisition.

•	Adjusted EBITDA for the third quarter of 2021 was $5.6 million compared to an Adjusted EBITDA loss of $0.7 million for the third quarter of 2020, an increase of $6.3 million over the prior year third quarter. Adjusted EBITDA for the nine months ended September 30, 2021 was $18.5 million compared to an Adjusted EBITDA loss of $3.4 million for the same period in 2020, an increase of $21.9 million over the prior year period.

•	Cryoport reported $349.5 million in cash, cash equivalents and short-term investments as of September 30, 2021, compared with $93.3 million as of December 31, 2020.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in Cryoport’s quarterly report on Form 10-Q for the three months ended September 30, 2021, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on November 5, 2021. The full report will be available on the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport Third Quarter 2021 In Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 pm EDT on Thursday, November 4, 2021. The document is designed to be read by investors before the questions and answers conference call and will be accessible at http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 pm ET on November 4, 2021. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	November 4, 2021
Time:	5:00 p.m. EDT
Dial-in numbers:	1-800-928-9281 (U.S.), 1-303-223-0118 (International)
Confirmation code:	Request the “Cryoport Call”
Live webcast:	‘Investor Relations’ section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available to those interested, until 11:59 p.m. ET on November 11, 2021. To access the replay, dial +1 844-512-2921 (United States) or +1 412-317-6671 (International) and enter replay pin number: 21998687.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is a global leader in temperature-controlled supply chain solutions for the life sciences industry supporting life-saving cell and gene therapies across the clinical and commercial spectrum. With 33 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport’s global platform consists of a family of businesses (Cryoport Systems, MVE Biological Solutions, CRYOPDP and CRYOGENE), that provide mission-critical solutions, services and products to more than 2000 active biopharma, reproductive medicine and animal health customers worldwide. Cryoport is the world’s largest manufacturer of cryogenic equipment and the world’s third largest specialty courier to the life sciences industry. As of September 30, 2021, Cryoport supported eight commercial cell and gene therapies and 582 regenerative medicine clinical trials in more than 150 countries. Seventy of these trials were in Phase 3.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, plans, strategy, acquisitions, including CRYOPDP and MVE Biological Solutions, financial results and financial condition. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and any subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1203

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenues:
Services revenues	$30,899	$11,172	$87,342	$30,335
Product revenues	25,794	-	78,826	-
Total revenues	56,693	11,172	166,168	30,335
Cost of revenues:
Cost of services revenues	18,114	5,117	50,409	13,895
Cost of product revenues	15,066	-	42,295	-
Total cost of revenues	33,180	5,117	92,704	13,895
Gross Margin	23,513	6,055	73,464	16,440
Operating costs and expenses:
Selling, general and administrative	23,901	14,476	69,977	30,613
Engineering and development	4,188	2,312	12,953	5,991
Total operating costs and expenses:	28,089	16,788	82,930	36,604
Loss from operations	(4,576)	(10,733)	(9,466)	(20,164)
Other income (expense):
Investment income	851	188	1,618	808
Interest expense	(1,189)	(1,889)	(3,563)	(2,290)
Other expense, net	(588)	987	(1,469)	536
Loss before provision for income taxes	(5,502)	(11,447)	(12,880)	(21,110)
(Provision for) benefit from income taxes	(1,024)	29	(2,562)	(54)
Net loss	$(6,526)	$(11,418)	$(15,442)	$(21,164)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	-	(6,196)	-
Net loss attributable to common stockholders	$(8,526)	$(11,418)	$(21,638)	$(21,164)
Net loss per share attributable to common stockholders - basic and diluted	$(0.18)	$(0.29)	$(0.48)	$(0.55)
Weighted average common shares outstanding - basic and diluted	46,137,147	39,144,916	45,220,319	38,211,327

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2021	2020
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$43,680	$36,873
Short-term investments	305,802	56,444
Accounts receivable, net	38,460	31,377
Inventories	13,484	10,535
Prepaid expenses and other current assets	8,958	11,928
Total current assets	410,384	147,157
Property and equipment, net	42,853	30,036
Operating lease right-of-use assets	18,425	14,044
Intangible assets, net	205,240	213,908
Goodwill	146,371	145,282
Deposits	955	1,184
Other long-term assets	158	794
Total assets	$824,386	$552,405

Current liabilities:
Accounts payable and other accrued expenses	$29,235	$24,844
Accrued compensation and related expenses	8,649	7,441
Deferred revenue	308	445
Operating lease liabilities	2,820	2,231
Finance lease liabilities	61	59
Total current liabilites	41,073	35,020
Convertible senior notes , net	111,924	111,344
Note payable, net	4,509	4,912
Operating lease liabilities, net	16,355	12,261
Finance lease liabilities, net	64	112
Deferred tax liability	2,356	5,882
Other long-term liabilities	148	176
Contingent consideration	731	-
Total liabilities	177,160	169,707
Total stockholders' equity	647,226	382,698
Total liabilities and stockholders' equity	$824,386	$552,405

Note Regarding Use of Non-GAAP Financial Measures

This news release contains the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: adjusted EBITDA, organic revenue, and organic revenue growth.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, and charges or gains resulting from non-recurring events.

Organic revenue is a change in revenue adjusted for acquisitions of businesses that have been owned for less than twelve months. To present period-over-period organic revenues on a comparable basis, revenues are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period.

Organic revenue growth refers to the measure of comparing current period organic revenue with the corresponding period of the prior year.

These non-GAAP financial measures are not calculated in accordance with generally accepted accounting principles (GAAP), are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including adjusted EBIDTA, organic revenue, and organic revenue growth, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

In evaluating Cryoport's performance, management uses these non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Additionally, management believes organic revenue and organic revenue growth provide a useful measure to assess the performance of Cryoport and its business units and reportable segments, without the impact of recent acquisitions. Management believes organic revenue and organic revenue growth, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's revenues.

Cryoport, Inc. and Subsidiaries
Reconciliation of GAAP net loss to adjusted EBITDA
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
GAAP net loss	$(6,526)	$(11,418)	$(15,442)	$(21,163)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	5,157	830	14,944	2,499
Acquistion and integration costs	1,450	5,765	3,340	7,380
Investment income	(851)	(188)	(1,618)	(808)
Interest expense, net	1,189	1,889	3,563	2,290
Stock-based compensation expense	4,148	2,433	11,163	6,355
Income taxes	1,024	(29)	2,562	54
Adjusted EBITDA	$5,591	$(718)	$18,512	$(3,393)

Cryoport, Inc. and Subsidiaries
Organic revenue growth (non-GAAP) by market
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	September 30, 2021			September 30, 2020
	Revenue		Organic	Revenue		Organic	Change in
	as		Revenue	as		Revenue	Organic Revenue
(in thousands)	Reported	Acquisitions	(Non-GAAP)	Reported	Acquisitions	(Non-GAAP)	$ Change	% Change
Biopharma/Pharma	$46,001	$32,195	$13,806	$9,760	$-	$9,760	$4,046	41.4%
Animal Health	$8,261	7,969	292	$223	-	223	69	30.8%
Reproductive Medicine	$2,431	1,126	1,305	$1,189	-	1,189	116	9.8%
Total revenues	$56,693	$41,290	$15,403	$11,172	$-	$11,172	$4,231	37.9%

Cryoport, Inc. and Subsidiaries
Organic revenue growth (non-GAAP) by market
(unaudited)
	Calculation of Organic Revenue for the Nine Months Ended
	September 30, 2021			September 30, 2020
	Revenue		Organic	Revenue		Organic	Change in
	as		Revenue	as		Revenue	Organic Revenue
(in thousands)	Reported	Acquisitions	(Non-GAAP)	Reported	Acquisitions	(Non-GAAP)	$ Change	% Change
Biopharma/Pharma	$133,878	$95,564	$38,314	$27,120	$-	$27,120	$11,194	41.3%
Animal Health	$25,655	24,811	844	$664	-	664	180	27.0%
Reproductive Medicine	$6,635	2,615	4,020	$2,551	-	2,551	1,469	57.6%
Total revenues	$166,168	$122,990	$43,178	$30,335	$-	$30,335	$12,843	42.3%